EXHIBIT 11

                            PET FOOD WAREHOUSE, INC.
                        Computation of Per Share Earnings
                (Unaudited; in thousands, except per share data)


                                                   Quarter Ended
                                                 -----------------
                                                  May 4,  April 29,
                                                  1996      1995
                                                 -------   -------
PRIMARY:
Net income (loss)                                $   298   $  (766)
                                                 =======   =======

Weighted average number of common and common
 equivalent shares outstanding:
    Weighted average common shares outstanding 9,342 9,328 Dilutive effect of stock options after
       application of treasury-stock method           64         0
                                                 -------   -------
                                                   9,406     9,328
                                                 =======   =======

Net income (loss) per share                      $  0.03   $ (0.08)
                                                 =======   =======



FULLY DILUTED:
Net income (loss)                                $   298   $  (766)
                                                 =======   =======

Weighted average number of common and common
 equivalent shares outstanding:
    Weighted average common shares outstanding 9,342 9,328 Dilutive effect of stock options after
       application of treasury-stock method           82         0
                                                 -------   -------
                                                   9,424     9,328
                                                 =======   =======

Net income (loss) per share                      $  0.03   $ (0.08)
                                                 =======   =======